EXHIBIT 99.1

Salt Lake City, Utah - In the first calendar quarter of 2005 (1Q 2005), Utah Medical Products, Inc. (Nasdaq:UTMD) continued excellent operating performance.

According to Generally Accepted Accounting Principles (GAAP), UTMD's consolidated sales were up 1%, net income down 62%, and earnings per share (eps) down 57%, compared to the same quarter in 2004. Excluding the income and expenses in 1Q 2004 due to a patent infringement lawsuit settlement ("the 1Q 2004 extraordinary item"), net income and eps from continuing operations for 1Q 2005 were up 8% and 21%, respectively.

The disproportionate increase in 1Q 2005 net income relative to sales was due to a significantly lower income tax provision as a result of The American Jobs Creation Act of 2004 (the Act) enacted in October 2004 which allows a temporary tax deduction on repatriated foreign earnings, which must be accomplished in 2005. The disproportionate increase in eps (excluding the 1Q 2004 extraordinary item) was due to the combination of the lower income tax provision together with fewer outstanding shares as a result of open market share repurchases.

UTMD considers the lower tax rate in 2005 unusual given the temporary nature of the Act. Management is therefore providing related non-GAAP financial measures, applying the same income tax provision rate for the year 2004 to 2005, to allow investors to compare results between periods without the favorable change in tax rates. After adjusting out the unusual events in both 1Q 2005 and 1Q 2004, sales and net income were up 1%, with earnings per share up 13%.

In 1Q 2005, UTMD achieved a gross profit margin of 56.1% and net profit margin of 29.6%. Profit margins for 1Q 2004 were 58.2% and 78.2%, respectively. Excluding the 1Q 2004 extraordinary item, profit margins from continuing operations for 1Q 2004 were 58.2% and 27.6%, respectively.

Comparing 1Q 2005 sales to 1Q 2004 sales in product categories, neonatal product sales were up 28%, obstetrics product sales were down 6%, gynecology/ electrosurgery product sales were down 3% and blood pressure monitoring/ components sales were down 3%. Domestic sales were down 2% and international sales were up 8%. Trade shipments from Ireland were up 4% in US Dollar terms, and down 2% in EURO terms.

Non-operating income in 1Q 2005 was $254,200 compared $153,700 in 1Q 2004. The difference was due to higher returns from investing the Company's excess cash, from interest and dividend income as well as capital gains.

UTMD previously included a deferred tax liability in reported results, anticipating that profits generated in Ireland would eventually be repatriated triggering additional U.S. income taxes. Because the Act provides a temporary deduction on repatriated foreign earnings, the tax provision on 1Q 2005 earnings was reduced by about $125,000. The resulting tax provision as a percentage of pretax profits in 1Q 2005 was 29.8% compared to 34.4% in 1Q 2004, following the guidance provided by FASB Staff Position No. FAS 109-2. For the whole year 2005, UTMD estimates that the Act may allow about a $500,000 reduction in taxes on income, or about $.12/ share. Although UTMD expects that the lower income tax provision resulting from the Act will impact all calendar quarters in 2005, it is a non-recurring tax benefit limited to the year 2005.


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Compared to 1Q 2004, diluted outstanding shares used for calculating 1Q 2005 eps were down 11%. Eps for 1Q 2005 were $.46. Subtracting the estimated tax savings benefit resulting from the Act, 1Q 2005 eps were $.43. In comparison, 1Q 2004 eps were $1.07. 1Q 2004 eps from continuing operations were $.38.

UTMD's balance sheet remains strong. Cash and investment balances were down about $400,000 because current liabilities were down about $500,000 relative to the end of the prior quarter on December 31, 2004. The decline in current liabilities was due to payments of $700,000 in FDA litigation costs during the 1Q 2005, resulting in a decline in UTMD's litigation reserve. UTMD expects about the same further decline in 2Q 2005, depleting the reserve at the time the lawsuit is estimated to be concluded. The other balance sheet categories remained about the same. Shareholders' equity remained about the same because UTMD paid $616,000 in shareholder dividends and $1,140,000 for share repurchases while generating $1,969,000 in net income.


Financial ratios which may be of interest to shareholders follow:
1) Current Ratio = 6.3
2) Days in Receivables (based on 1Q sales activity) = 49.3
3) Average Inventory Turns (based on 1Q CGS) = 4.1
4) Year-to-Date ROE = 22%


UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 230,000 in 1Q 2005 compared to 329,000 in 1Q 2004. The actual number of outstanding shares at the end of 1Q 2005 was 4,070,100 which included 1Q employee option exercises of 20,100 shares and 1Q share repurchases of 53,100. The average price paid by the Company to repurchase shares in the open market during 1Q 2005 was $21.47 including commissions. The board of directors temporarily departed from its long term policy of annual stock option awards to employees in 1Q 2005 because of the FASB requirement to begin expensing unvested options. The board does intend to continue to grant options after its analysis of the long term impact of the new rules on UTMD's financial statements is complete. The total number of outstanding unexercised options at March 31, 2005 was about 728,000 shares at an average exercise price of $13.29/ share, including shares awarded but not vested. This compares to 854,000 option shares outstanding at the end of 1Q 2004.

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, a negative outcome in the current FDA lawsuit, the Company's ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The SEC Form 10-Q for 1Q 2005 will be filed with the SEC by May 10.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.


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                           Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31
 (in thousands except earnings per share):

                                     1Q 2005     1Q 2004   Percent Change
                                     -------     -------   --------------
Net Sales                            $6,652      $6,616         +0.6%
Gross Profit                          3,734       3,850         (3.0%)
Operating Income                      2,552       2,280        +11.9%
Income Before Tax                     2,806       8,494        (67.0%)
Net Income                            1,969       5,175        (62.0%)
Earnings Per Share                   $0.455      $1.068        (57.4%)
Shares Outstanding (diluted)          4,326       4,845


INCOME STATEMENT highlighting ADJUSTMENTS, First Quarter ended March 31
(in thousands except earnings per share; "FCO"= from continuing operations)

                                          FCO    Extraordinary   Total   FCO
                                  1Q       1Q         1Q          1Q     Percent
                                 2005     2004       2004        2004    Change
                                ------   ------  -------------  ------   -------
Net Sales                       $6,652   $6,616       --        $6,616   +0.6%
Gross Profit                     3,734    3,850       --         3,850   (3.0%)
Operating Income                 2,552    2,630       (350)      2,280   (3.0%)
Income Before Tax                2,806    2,783      5,710       8,494   +0.8%
Net Income                       1,969    1,826      3,349       5,175   +7.8%
Earnings Per Share (EPS)        $0.455   $0.377     $0.691      $1.068   +20.8%
Shares Outstanding (diluted)     4,326    4,845      4,845       4,845


Results Prior to Repatriation Tax Benefit:
------------------------------------------

                              Non-GAAP    FCO
                                 1Q        1Q                          Non-GAAP
                                2005      2004                   Percent Change
                              --------   ------                  --------------
Tax Benefit                        125        0
Net Income                       1,844    1,826                           +1.0%
EPS                             $0.426   $0.377                          +13.0%


BALANCE SHEET
(in thousands)                         (unaudited)      (audited)    (unaudited)
                                      MAR 31, 2005   DEC 31, 2004   MAR 31, 2004
                                      ------------   ------------   ------------
Assets
 Cash & Investments                      $16,525        $16,928        $23,475
 Accounts Receivable, Net                  3,916          3,730          3,448
 Inventories                               2,836          2,859          3,602
 Other Current Assets                        945          1,013          1,047
                                         -------        -------        -------
  Total Current Assets                    24,222         24,530         31,572
Property & Equipment, Net                  8,774          9,058          8,873
Intangible Assets, Net                     7,662          7,674          6,780
                                         -------        -------        -------
  Total Assets                           $40,658        $41,262        $47,225
Liabilities & Shareholders'
 Equity
  Total Current Liabilities              $ 3,820        $ 4,336        $ 7,494
Deferred Income Taxes                        753            769            605
Stockholders' Equity                      36,085         36,157         39,125
                                         -------        -------        -------
  Total Liabilities &
   Shareholders' Equity                  $40,658        $41,262        $47,225